Valkyrie ETF Trust II 485BPOS

Exhibit 99(h)(4)

Exhibit A to the Fund Administration Servicing Agreement

Fund Names

Separate Series of Valkyrie ETF Trust II

Name of Series

CoinShares Bitcoin and Ether ETF

CoinShares Bitcoin Mining ETF

CoinShares Bitcoin Leverage ETF

CoinShares Altcoins ETF